UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2015

CERULEAN PHARMA INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36395	20-4139823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-9600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2015 (the “Closing Date”), Cerulean Pharma Inc. (the “Company”) entered into a term loan facility of up to $26.0 million (the “Term Loan”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”), the proceeds of which will be used to repay the Company’s existing term loan facility and for general corporate and working capital purposes.

The Term Loan is governed by a loan and security agreement, dated January 8, 2015, between the Company and Hercules (the “Loan Agreement”). The Loan Agreement provides for up to three separate tranches, the first of which was funded in the amount of $15.0 million on the Closing Date. The second tranche of up to $5.0 million may be drawn by the Company, subject to the satisfaction of customary funding conditions, on or prior to December 15, 2015, provided that the Company meets certain clinical milestones. The third tranche of up to $6.0 million (the “Term C Loan Advance”) may be drawn, at no less than $3.0 million per draw and subject to the satisfaction of customary funding conditions, on or after September 30, 2015 but before December 15, 2015, provided that between the Closing Date and December 15, 2015, the Company has received net cash proceeds of at least $40.0 million from the issuance and sale by the Company of its equity securities and/or upfront cash payments from one or more strategic corporate partnerships.

The Term Loan will mature on July 1, 2018. Each advance under the Term Loan accrues interest at a floating per annum rate equal to the greater of (i) 7.30% or (ii) the sum of 7.30% plus the prime rate minus 5.75%. The Term Loan provides for interest-only payments on a monthly basis until December 31, 2015. The interest only period may be extended at the Company’s option for a three month period if the Company attains certain clinical milestones, and for an additional three month period if the Company attains certain clinical milestones and receives net cash proceeds of at least $30.0 million from the issuance and sale by the Company of its equity securities and/or upfront cash payments from one or more strategic corporate partnerships. Thereafter, amortization payments will be payable monthly in equal installments of principal and interest to fully amortize the outstanding principal over the remaining term of the loan, subject to recalculation upon a change in the prime rate. The Company may prepay the Term Loan in whole or in part upon seven business days’ prior written notice to Hercules. Any such prepayment of the Term Loan is subject to a prepayment charge of (i) 3.0% if such prepayment occurs within twelve months of the Closing Date, (ii) 2.0% if such prepayment occurs after twelve months following the Closing Date but on or prior to twenty-four months following the Closing Date, and (iii) 1.0% thereafter. Amounts outstanding during an event of default are payable upon Hercules’ demand and shall accrue interest at an additional rate of 5.0% per annum of the past due amount outstanding. At the end of the loan term (whether at maturity, by prepayment in full or otherwise), the Company shall make a final payment to the lender in the amount of 6.70% of the aggregate original principal amount advanced by the lender.

The Term Loan is secured by a lien on substantially all of the assets of the Company, other than intellectual property, provided that such lien on substantially all assets includes any rights to payments and proceeds from the sale, licensing or disposition of intellectual property.

The Loan Agreement contains customary covenants and representations, including financial reporting obligations and limitations on dividends, indebtedness, collateral, investments, distributions, transfers, mergers or acquisitions, taxes, corporate changes, deposit accounts, and subsidiaries. The Loan Agreement also contains other customary provisions, such as expense reimbursement, non-disclosure obligations as well as indemnification rights for the benefit of Hercules.

The events of default under the Loan Agreement include, the Company’s failure to make any payments of principal or interest under the Loan Agreement, promissory notes or other transaction documents, the Company’s breach or default in the performance of any covenant under the Loan Agreement or other transaction documents, the occurrence of a material adverse effect, the Company making a false or misleading representation or warranty in any material respect under the Loan Agreement, the Company’s insolvency or bankruptcy, any attachment or judgment on the Company’s assets of at least $250,000, or the occurrence of any default under any agreement or obligation of the Company involving indebtedness in excess of $250,000. If an event of default occurs, Hercules is entitled to take enforcement action, including acceleration of amounts due under the Loan Agreement.

In connection with the Loan Agreement, the Company issued to Hercules a warrant, dated January 8, 2015 (the “Warrant”), to purchase shares of the common stock of the Company, $0.0001 par value per share (the “Common Stock”) at an exercise price of $6.05 per share. The Warrant is initially exercisable for 137,521 shares of Common Stock (the “Initial Warrant Shares”). On such date (if any) as a Term C Loan Advance is made to the Company, the Warrant shall automatically become exercisable for an additional 34,380 shares of Common Stock. The exercise price and the number of shares are subject to adjustment upon a merger event, reclassification of the shares of Common Stock, subdivision or combination of the shares of Common Stock or certain dividend payments. The Warrant is exercisable until January 8, 2020.

In connection with the Loan Agreement, the Company also entered into a stock purchase agreement with Hercules, dated as of the Closing Date (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, on the Closing Date the Company issued to Hercules 135,501 shares of Common Stock (the “SPA Shares”) at a price per share $7.38, which was equal to the closing price of the Common Stock on The NASDAQ Global Market on January 7, 2015, for an aggregate purchase price of approximately $1.0 million (the “Initial Equity Investment”). The SPA Shares were issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the SPA Shares will be subject to resale limitations and may be resold only pursuant to an effective registration statement or an exemption from registration.

The Company also entered into a right to invest letter with Hercules dated as of the Closing Date (the “RTI Letter”). Under the RTI Letter, Hercules has the right to participate, in its discretion, in one or more subsequent equity financings broadly marketed to multiple accredited investors in a private placement for financing purposes of up to a total of $2.0 million on the same terms and conditions as purchased by the other investors in each subsequent equity financing. The RTI Letter, and all rights and obligations thereunder, will terminate upon the earlier of (1) such time when Hercules has purchased an aggregate of $2.0 million of equity securities pursuant to the RTI Letter and (2) the later of (a) the repayment of all indebtedness under the Loan Agreement and (b) the exercise in full of the Warrant or the expiration or termination of the exercise period for the Warrant.

The foregoing descriptions of the Loan Agreement, the Warrant, the Stock Purchase Agreement and the RTI Letter do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement, the Warrant, the Stock Purchase Agreement and the RTI Letter, respectively, copies of which are filed as Exhibits 4.1, 10.1, 10.2 and 10.3, respectively, to this Form 8-K and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On the Closing Date, the Company utilized approximately $3,613,783 of its initial drawdown of the first tranche under the Term Loan to pay off all obligations owing under, and to terminate, as of the Closing Date, the Loan and Security Agreement dated as of December 6, 2011, as amended, between the Company and Lighthouse Capital Partners VI, L.P. The loan agreement with Lighthouse Capital had permitted the Company to borrow up to an aggregate principal amount of $10.0 million. The loan agreement was secured by substantially all of the Company’s assets other than its intellectual property. The Company had also granted Lighthouse Capital a negative pledge with respect to its intellectual property. Borrowings under the loan agreement with Lighthouse Capital accrued interest at an annual rate of 8.25% and were payable over 36 monthly payments beginning on December 1, 2012. Lighthouse Capital’s secured interests under the loan agreement were terminated in connection with the Company’s discharge of indebtedness thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Term Loan set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding the Warrant, the Stock Purchase Agreement and the RTI Letter set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02. The Company issued to Hercules both the Warrant and the SPA Shares purchased by Hercules in the Initial Equity Investment in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. The Company relied on this exemption from registration for private placements based in part on the representations made by Hercules, including the representations with respect to Hercules’ status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and Hercules’ investment intent.

Item 7.01 Regulation FD Disclosure.

On January 8, 2015, the Company issued a press release announcing the transaction with Hercules. A copy of the press release is furnished herewith as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act or the Securities Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1 Warrant, dated January 8, 2015, issued to Hercules Technology Growth Capital, Inc.

10.1 Loan and Security Agreement, dated January 8, 2015, between Cerulean Pharma Inc. and Hercules Technology Growth Capital, Inc.

10.2 Stock Purchase Agreement, dated January 8, 2015, between Cerulean Pharma Inc. and Hercules Technology Growth Capital, Inc.

10.3 Right to Invest Letter, dated January 8, 2015, between Cerulean Pharma Inc. and Hercules Technology Growth Capital, Inc.

99.1 Press Release issued by Cerulean Pharma Inc. on January 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERULEAN PHARMA INC.

Date: January 8, 2015	By:	/s/ Christopher D.T. Guiffre
Christopher D. T. Guiffre Chief Operating Officer